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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): June 17, 1996


                          TransTexas Gas Corporation
              (Exact Name of Registrant as Specified in Charter)


  Delaware                         1-12204                      76-0401023
(State or Other            (Commission File Number)           (IRS Employer
Jurisdiction of                                             Identification No.)
Incorporation)

                             1300 East North Belt
                                   Suite 310
                             Houston, Texas 77032
         (Address of Principal Executive Offices, including Zip Code)


Registrant's telephone number, including area code:  (713) 987-8600


                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)











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                   INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On July 2, 1996, TransTexas Gas Corporation (the "Company") consummated the sale, effective as of May 1, 1996, of certain producing properties and related gathering system located in the Charco area of the Lobo Trend, in Zapata County, Texas to The Houston Exploration Company ("THEC") for consideration of approximately $62 million. Proved reserves attributable to the Charco properties were 111.7 Bcf of gas as of May 1, 1996. Production from the Charco properties averaged approximately 41MMcfd for the quarter ended April 30, 1996.

         As additional consideration for the purchase of the Charco properties, THEC agreed to exchange all of its daily gas production from the acquired wells and leases, up to 115 MMcfd, for an equivalent amount of the Company's gas at the Company's Agua Dulce sales station in Nueces County, Texas. The exchange agreement is for the life of the acquired oil and gas leases and requires THEC to pay the Company an exchange fee of $0.17 for each Mcf of gas exchanged.

ITEM 5.  OTHER EVENTS

         On June 28, 1996, the Company consummated a settlement of litigation with Tennessee Gas Pipeline Company ("Tennessee") pursuant to which the Company received $96 million in cash. The settlement concluded litigation in which the Company had contended that Tennessee was obligated to take quantities of natural gas from a large area of South Texas at favorable contract rates. A claim to a portion of the settlement proceeds in an amount up to $31 million has been made by a royalty owner.

         In addition to the sale of the Charco Properties described above, on June 17, 1996, the Company sold to North Central P.N.G., Inc., effective as of February 1, 1996, certain producing properties in the Hereford area in Webb County, Texas for consideration of approximately $9.95 million. Proved reserves attributable to the Hereford properties were 12 Bcf of gas as of February 1, 1996. Production from such properties averaged approximately 6 MMcfd for the quarter ended April 30, 1996. Pursuant to an agreement between the parties, the Company, through its wholly owned subsidiary, will continue to transport gas from the area at $0.05 per Mcf for 18 months from the effective date of the sale.

          The Company has entered into a purchase and sale agreement with an unrelated third party pursuant to which it has agreed to sell, subject to the satisfaction of certain closing conditions, certain producing properties and related gathering system in the Schwarz-Rottersman area, in Webb County, Texas, effective as of February 1, 1996, for consideration of approximately $23 million. The Company anticipates closing the sale in August 1996. Proved reserves attributable to the Schwarz-Rottersman properties were 47 Bcf of gas as of February 1, 1996. Production from such properties averaged approximately 10 MMcfd for the quarter ended April 30, 1996. The Company also anticipates entering into an exchange agreement with terms similar to the agreement covering the Charco properties, covering all of the production from the Schwarz-Rottersman leases. In addition, the Company would retain the rights to process all of the gas produced from the Schwarz-Rottersman properties and sell the extracted natural gas liquids.

         The purchase price for each of the properties discussed herein was or is subject to adjustment for gas sales between the effective date and the closing date. The Company retained or will retain the proceeds of all such gas sales.








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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      TransTexas Gas Corporation


Date: July 17, 1996               By:  /s/ ARNOLD H. BRACKENRIDGE
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                                      Arnold H. Brackenridge, President









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